Exhibit 99.1

NAPCO Reports Record Revenues, Net Income and Adjusted EBITDA* for Fiscal 2024

-Net Sales for the Quarter Increase 13% to a Quarterly Record $50.3 Million-
-Net Income for the Quarter Increases 28% to a Quarterly Record $13.5 Million-
-Adjusted EBITDA* for the Quarter Increases 18% to $15.4 Million-
-4th Quarter Recurring Service Revenues Increase 27% to $20.3 Million With a Gross Margin of 90%-
-Net Sales for the Year Increase 11% to $188.8 Million-
-Net Income for the Year Increases 84% to $49.8 Million-
-Adjusted EBITDA for the Year Increases 72% to $58.9 Million-
-Board Declares Quarterly Dividend of $0.125 per share-

AMITYVILLE, N.Y., Aug. 26, 2024 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a provider of school safety solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2024.

Financial Highlights:

●	Net sales for the quarter increased 13% to $50.3 million (the highest quarterly sales in the Company's history) as compared to $44.6 million for the same period last year, and net sales for the year increased 11% to a record $188.8 million as compared to $170.0 million for the same period last year.
●	Recurring service revenue ("RSR") for the quarter increased 27% to $20.3 million as compared to $16.1 million for the same period last year, and for the year increased 26% to $75.7 million as compared to $59.9 million last year. RSR had a prospective annual run rate of approximately $84 million based on July 2024 recurring service revenues.
●	Gross margin for RSR increased to 90.4% and 90.5% for the quarter and the year ended June 30, 2024 as compared to 89% and 89%, respectively, for the same periods last year.
●	Gross margin for equipment revenue was 31.4% and 29.4% for the quarter and year ended June 30, 2024 as compared to 30.5% and 18.0%, respectively for the same periods last year.
●	Net income for the quarter increased 28% to a quarterly record $13.5 million as compared to $10.6 million for the same period a year ago. Net income for the year ended June 30, 2024 increased 84% to a twelve month record $49.8 million as compared to $27.1 million for the same period last year.
●	Earnings per share (diluted) for the quarter increased 28% to $0.36 as compared to $0.28 for the same period a year ago. Earnings per share (diluted) for the year ended June 30, 2024 increased 84% to $1.34 as compared to $0.73 for the same period last year.
●	Adjusted EBITDA* for the quarter increased 18% to $15.4 million as compared to $13.0 million for the same period a year ago. Adjusted EBITDA* for the year ended June 30, 2024 increased 72% to a record $58.9 million as compared to $34.3 million for the same period last year.
●	Adjusted EBITDA per share (diluted)* for the quarter increased 18% to $0.41 as compared to $0.35 for the same period a year ago. Adjusted EBITDA per share (diluted)* for the year ended June 30, 2024 increased 71% to $1.59 per diluted share as compared to $0.93 for the same period last year.
●	Cash and cash equivalents, other investments and marketable securities were $97.7 million at June 30, 2024 as compared to $66.7 million at June 30, 2023, a 46% increase. The Company had no debt as of June 30, 2024.
●	Cash Provided by Operating Activities for the year ended June 30, 2024 was $45.4 million as compared to $24.7 million for the same period last year.
●	Robust net income, Adjusted EBITDA, and growing cash reserves demonstrating strong financial health of our business, is allowing us to increase our quarterly dividend to $0.125 per share, representing a 25% sequential increase. This next dividend will be paid on October 3, 2024 to shareholders of record on September 12, 2024.

Richard Soloway, Chairman and CEO, commented, "Fiscal 2024 concluded with record revenue and net income for both the 4th quarter and the full fiscal 2024 year ending June 30, 2024. The 4th quarter sales of $50.3 million was the fifteenth consecutive quarter of record sales for a quarterly reporting period. Our record quarterly net income of $13.5 million represents 27% of sales. Adjusted EBITDA was $15.4 million for Q4 and $58.9 million for the full fiscal year and equate to a 31% EBITDA margin. Equipment revenue grew at 5% for the quarter, with gross margins on such sales sequentially increasing to 31% as compared to 29% in each of the last two quarters. Recurring service revenues, which increased 27% in Q4, was a major contributor to the year-over-year overall sales and earnings growth and represents 40% of total revenue. Gross margin for recurring service revenues remained strong at 90% and when combined with gross margin on equipment revenues of 31%, the total gross margins for Q4 amounted to 55%, which compared to 52% for last year's Q4.

We were also pleased with the increase in the recurring service revenues annual run rate, which increased to $84 million based on July 2024 recurring service revenues, compared to an annual run rate of $81 million based on April 2024 recurring service revenues.

Our balance sheet continues to get stronger, with cash and cash equivalents, other investments and marketable securities increasing 46% to $97.7 million as compared to $66.7 million at June 30, 2023, We have no debt and the net cash provided by operating activities for the twelve months ended June 30, 2024 was also strong, amounting to $45.4 million, an 84% increase over last year's level of 24.7 million.

Our Alarm Lock and Marks locking hardware lines continue to see growth in school and classroom security, healthcare, and retail loss-prevention, as well as in multi-dwelling commercial and residential applications. Locking sales in Q4 grew approximately 21% compared to last year and approximately 8% compared to Q3 and represents 71% of hardware sales. We continue to remain focused on further penetrating each of these markets.

Our recent introduction of Prima by NAPCO, a new All-in-One Panel for security, fire, video and connected home with a 5-minute installation, remains a very important focus to the Company.  Our goal is for Prima to address an important mass segment of the security market, including residential and small business systems. With built-in Wi-Fi/cellular radio communications, customer alert notifications, and video and smart home subscription options for each installed system, the security dealer, as well as the Company, can add more recurring service revenue generating accounts.

NAPCO's record results for Q4 and fiscal year 2024, was primarily the result of the continued growth and profitability from recurring service revenues as well as the strong sales from our Alarm Lock and Marks locking product lines. Radio sales were down 5% sequentially and 10% as compared to Q4 last year due to the continued effect of the sunsetting of 3G technology and existing radio inventory levels at some of our distributors.  Radios represent 59% of Intrusion and Access Alarm Products sales and we expect inventory levels at distributors to continue to reduce and radio sales to continue to be a key contributor to our hardware sales and lead to the continued growth of our highly profitable recurring service revenues."

Mr. Soloway concluded, "Fiscal 2024 was an amazing record-breaking year where we generated net income of $49.8 million, Adjusted EBITDA* of $58.9 million and an Adjusted EBITDA* margin of 31%. But as I have said before, there is more work to be done.  While we continue to be encouraged with the gross margin for hardware sales of 31.4%, we believe this should improve further in fiscal 2025 and beyond. Our strong net income Adjusted EBITDA* and growing cash, indicate the financial strength of our business. As such, we are pleased to continue our dividend program and we will be increasing the quarterly dividend to $0.125 per share payable on September 24, 2024. As always, we will strive to accomplish our goal of continued financial strength, product innovation, technical superiority, and strong profitability, for fiscal 2025 and beyond".

Financial Results

Net sales for the quarter increased 13% to $50.3 million (the highest quarterly sales in the Company's history), as compared to $44.6 million for the same period one year ago. Net sales for the year ended June 30, 2024 increased 11% to a twelve month record $188.8 million, as compared to $170 million for the same period one year ago. Research and development costs for the quarter increased 28% to $3.0 million, or 6% of net sales, as compared to $2.4 million or 5% of net sales for the same period a year ago. Research and development costs for the year ended June 30, 2024 increased 15% to $10.8 million, or 6% of net sales, as compared to $9.3 million or 5% of net sales for the same period a year ago. Selling, general and administrative expenses for the quarter increased 22% to $10.9 million or 22% of net sales, as compared to $8.9 million, or 20% of net sales for the same period last year. Selling, general and administrative expenses for the year ended June 30, 2024 increased 11% to $37.1 million or 20% of net sales, as compared to $33.6 million, or 20% of net sales for the same period last year.

Operating income for the quarter increased 18% to $14.0 million as compared to $11.8 million for the same period last year. Operating income for the year ended June 30, 2024 increased 77% to $53.8 million as compared to $30.3 million for the same period last year. Net income for the quarter increased 28% to a quarterly record $13.5 million, or $0.36 per diluted share, as compared to $10.6 million, or $0.28 per diluted share, for the same period last year and represents 27% of net sales. Net income for the year ended June 30, 2024 increased 84% to a twelve month record of $49.8 million or $1.34 per diluted share as compared to $27.1 million or $0.73 per diluted share for the same period last year and represents 26% of net sales.

Adjusted EBITDA* for the quarter increased 18% to $15.4 million, or $0.41 per diluted share, as compared to $13.0 million, or $0.35 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 31%. Adjusted EBITDA* for the twelve months ended June 30, 2024 increased 72% to a record $58.9 million, or $1.59 per diluted share, as compared to $34.3 million, or $0.93 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 31%.

Balance Sheet Summary

As of June 30, 2024, the Company had $97.7 million in cash and cash equivalents, other investments and marketable securities as compared to $66.7 million as of June 30, 2023. Working capital (defined as current assets less current liabilities) was $146.5 million at June 30, 2024 as compared with working capital of $111.7 million at June 30, 2023. Current ratio (defined as current assets divided by current liabilities) was 7.6:1 at June 30, 2024, and 6.7:1 at June 30, 2023.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, August 26, 2024, in order to participate please go to the Investor Relations section of Company's website at https://investor.napcosecurity.com or the webcast URL use https://app.webinar.net/ZjmeNQvqWAQ.  Alternatively, interested parties may participate in the call by dialing, in the (US) 1-800-836-8184 or for international callers, 1-646-357-8785. A replay of the webcast will be available on the Investor Relations section of the Company's website.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenues and annual run rate; the strength of our balance sheet; our expectations regarding future results; the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2024	June 30, 2023

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$65,341	$35,955
Investments - other	26,980	25,660
Marketable securities	5,398	5,136
Accounts receivable, net of allowance for credit losses of $32 and $131 as of June 30, 2024 and June 30, 2023, respectively	31,898	26,069
Inventories	34,804	35,062
Income tax receivable	73	75
Prepaid expenses and other current assets	4,269	3,402
Total Current Assets	168,763	131,359
Inventories - non-current	15,109	13,287
Property, plant and equipment, net	9,077	9,308
Intangible assets, net	3,602	3,939
Deferred income taxes	5,428	2,652
Operating lease - Right-of-use asset	5,487	5,797
Other assets	286	312
TOTAL ASSETS	$207,752	$166,654

CURRENT LIABILITIES
Accounts payable	$7,977	$8,061
Accrued expenses	10,345	8,079
Accrued salaries and wages	3,907	3,546
Total Current Liabilities	22,229	19,686
Accrued income taxes	1,122	1,110
Operating lease liability	5,512	5,689
TOTAL LIABILITIES	28,863	26,485
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of June 30, 2024 and June 30, 2023; 39,768,186 and 39,663,812 shares issued; and 36,874,471 and 36,770,097 shares outstanding, respectively.	398	397
Additional paid-in capital	23,712	21,553
Retained earnings	174,300	137,740
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	178,889	140,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$207,752	$166,654

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,
	2024	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$29,938	$28,551	$30,532
Service revenues	20,392	16,107	12,697
	50,330	44,658	43,229
Cost of sales:
Equipment-related expenses	20,530	19,856	22,394
Service-related expenses	1,955	1,768	1,611
	22,485	21,624	24,005

Gross Profit	27,845	23,034	19,224

Operating expenses:
Research and development	3,027	2,364	2,106
Selling, general, and administrative expenses	10,854	8,861	8,924
Total Operating Expenses	13,881	11,225	11,030

Operating Income	13,964	11,809	8,194

Other income:
Interest and other income (expense), net	762	382	(181)
Income before Provision for Income Taxes	14,726	12,191	8,013
Provision for Income Taxes	1,192	1,626	476
Net Income	$13,534	$10,565	$7,537

Income per share:
Basic	$0.37	$0.29	$0.21
Diluted	$0.36	$0.28	$0.20

Weighted average number of shares outstanding:
Basic	36,939,000	36,827,000	36,760,000
Diluted	37,232,000	37,137,000	36,879,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
	2024	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$113,071	$110,062	$97,612
Service revenues	75,749	59,935	45,981
	188,820	169,997	143,593
Cost of sales:
Equipment-related expenses	79,862	90,197	78,471
Service-related expenses	7,204	6,567	5,966
	87,066	96,764	84,437

Gross Profit	101,754	73,233	59,156

Operating expenses:
Research and development	10,763	9,328	8,024
Selling, general, and administrative expenses	37,173	33,580	32,907
Total Operating Expenses	47,936	42,908	40,931

Operating Income	53,818	30,325	18,225

Other income:
Interest and other income (expense), net	2,568	903	(283)
Gain on extinguishment of debt	—	—	3,904
Income before Provision for Income Taxes	56,386	31,228	21,846
Provision for Income Taxes	6,568	4,101	2,247
Net Income	$49,818	$27,127	$19,599

Income per share:
Basic	$1.35	$0.74	$0.53
Diluted	$1.34	$0.73	$0.53

Weighted average number of shares outstanding:
Basic	36,812,000	36,741,000	36,725,000
Diluted	37,066,000	37,005,000	36,867,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year ended June 30,
	2024	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$49,818	$27,127	$19,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,163	1,930	1,771
Gain on disposal of fixed asset	—	(15)	—
Interest expense (income) on other investments	31	(470)	—
Unrealized (gain) loss on marketable securities	(56)	80	426
(Recovery of) Provision for credit losses	(99)	(112)	17
Change to inventory reserve	1,691	(445)	1,187
Deferred income taxes	(2,776)	(2,818)	(214)
Stock based compensation expense	1,733	1,464	1,649
Gain on extinguishment of debt	—	—	(3,904)
Changes in operating assets and liabilities:
Accounts receivable	(5,730)	3,261	(1,154)
Inventories	(3,255)	1,883	(19,274)
Prepaid expenses and other current assets	(867)	(564)	(430)
Income tax receivable	2	(75)	—
Other assets	25	35	(103)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	2,688	(6,581)	8,762
Net Cash Provided by Operating Activities	45,368	24,700	8,332
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,594)	(2,962)	(1,482)
Proceeds from disposal of fixed asset	—	38	—
Purchases of marketable securities	(206)	(148)	(81)
Purchases of other investments	(1,351)	(35,281)	—
Redemption of other investments	—	10,091	—
Net Cash Used in Investing Activities	(3,151)	(28,262)	(1,563)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	427	85	155
Cash paid for dividend	(13,258)	(2,298)	—
Net Cash (Used in) Provided by Financing Activities	(12,831)	(2,213)	155

Net increase (decrease) in Cash and Cash Equivalents	29,386	(5,775)	6,924
CASH AND CASH EQUIVALENTS - Beginning	35,955	41,730	34,806
CASH AND CASH EQUIVALENTS - Ending	$65,341	$35,955	$41,730
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$14	$16	$16
Income taxes paid	$9,330	$8,811	$2,168

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)

	3 months ended June 30,		12 months ended June 30,
	2024	2023	2024	2023
Net income (GAAP)	$ 13,534	$ 10,565	$ 49,818	$ 27,127
Add back provision for income taxes	1,192	1,626	6,568	4,101
Interest and other (income), net	(762)	(382)	(2,568)	(903)
Operating Income (GAAP)	13,964	11,809	53,818	30,325
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	84	90	337	361
Add back stock-based compensation expense	857	330	1,733	1,464
Add back non-recurring legal expenses	58	373	1,220	576
Adjusted non-GAAP operating income	14,963	12,602	57,108	32,726
Add back depreciation and other amortization	452	442	1,826	1,569
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 15,415	$ 13,044	$ 58,934	$ 34,295

Adjusted EBITDA* per Diluted Share	$ 0.41	$ 0.35	$ 1.59	$ 0.93
Weighted average number of Diluted Shares outstanding	37,232,000	37,137,000	37,066,000	37,005,000

Contacts:

Francis J. Okoniewski

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

fokoniewski@napcosecurity.com